Exhibit (e)(38)

RETENTION BONUS AGREEMENT

December 12, 2018

Peter Herpich

Barnes & Noble, Inc. (together with its affiliates and subsidiaries, the “Company”) has approved a one-time retention bonus for you in the amount of $100,000 (your “Retention Bonus”). Your Retention Bonus will vest in full (100%) at the conclusion of the Strategic Alternatives Process announced by the Board on October 3, 2018 or July 1, 2019, whichever is later, if you are continuously employed by the Company through such date (the “Vesting Date”). In the event that you voluntarily terminate your employment or the Company terminates your employment for Cause (as defined below) prior to the Vesting Date, you will not receive the Retention Bonus.

Payment of the applicable portion of your Retention Bonus will be made by the Company, in cash, less applicable taxes and withholding, within 30 days following the applicable vesting event.

For purposes of this Retention Bonus Agreement, “Cause” means (A) your engaging in intentional misconduct or gross negligence that, in either case, is injurious to Company; (B) your indictment, entry of a plea of nolo contendere or conviction by a court of competent jurisdiction with respect to any crime or violation of law involving fraud (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony (or equivalent crime in a non-U.S. jurisdiction); (C) any gross negligence, intentional acts or intentional omissions by you that constitute fraud, dishonesty, embezzlement or misappropriation in connection with the performance of your employment duties and responsibilities; (D) your engaging in any act of intentional misconduct or moral turpitude reasonably likely to adversely affect the Company or its business; (E) your abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects your job performance; (F) your willful failure or refusal to properly perform the duties, responsibilities or obligations of your employment for reasons other than a permanent and total disability or authorized leave, or to properly perform or follow any lawful direction by the Company (with the exception of a willful failure or refusal to properly perform based in good faith on the advice of professional consultants, such as attorneys and accountants); or (G) your material breach of this Agreement or any contractual duty to, written policy of, or written agreement with the Company (with the exception of a material breach based in good faith on the advice of professional consultants, such as attorneys and accountants).

Your Retention Bonus is not a guarantee of continued employment, which will remain “at will,” or a permanent or recurring element of your compensation, nor will it impact any other element of your compensation or benefits under any pay-based benefit for which you may otherwise be eligible.

This Retention Bonus Agreement will be subject to all applicable laws, rules and regulations, and will be construed and enforced in accordance with and governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule. You, every person claiming under or through you and the Company hereby waive to the fullest extent permitted by applicable law any right to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Retention Bonus Agreement.

Barnes & Noble Inc. 122 Fifth Avenue, New York, NY 10011      212.633.3300

This Retention Bonus Agreement constitutes the entire agreement between you and the Company with respect to the terms of your Retention Bonus and supersedes all prior agreements, understandings and arrangements, oral or written, between you and the Company with respect to the subject matter hereof. The terms of this arrangement may not be amended or modified except by an instrument in writing signed by both parties hereto. Neither this Retention Bonus Agreement nor any rights or obligations that either party may have by reason of this Retention Bonus Agreement will be assignable by you without the prior written consent of the Company. All of the terms of this Retention Bonus Agreement will be binding upon permitted assigns.

Barnes & Noble, Inc.

By:	/s/ Michelle Smith
Michelle Smith Vice President, Human Resources

Accepted and Agreed to:
/s/ Peter Herpich	December 12, 2018
Peter Herpich	Date

Barnes & Noble Inc. 122 Fifth Avenue, New York, NY 10011      212.633.3300